SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ROBERT HALF INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2884 Sand Hill Road, Suite 200, Menlo Park, California 94025

Robert Half Inc.
Annual Meeting of Stockholders
May 15, 2024

SUPPLEMENTAL PROXY INFORMATION

The following information supplements the 2024 Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) of Robert Half Inc. (“Robert Half” or the “Company”) filed with the Securities and Exchange Commission (“SEC”) on April 12, 2024 and subsequently made available to the Company’s stockholders in connection with the solicitation of proxies by our Board of Directors ("the Board") for use at our 2024 Annual Meeting of Stockholders, scheduled for May 15, 2024 (the “Annual Meeting”). These supplemental proxy materials, which are being filed with the SEC on May 2, 2024, should be read in conjunction with the Proxy Statement.

Update to Corporate Governance Guidelines to Formalize ESG Oversight

As stated in our Proxy Statement, Robert Half's policy and practice is for the full Board to oversee sustainability topics related to environmental, social and governance matters (“ESG”). Effective May 1, 2024, to promote further accountability and transparency in this area, the Board amended the Company’s Corporate Governance Guidelines to formalize this oversight and clarify that it includes environmental, climate, social, human capital management and other sustainability-focused topics. The following new paragraph was added to the Guidelines.

11. ESG Oversight

Unless otherwise delegated to a committee (and set forth in the committee’s charter), the full Board is responsible for overseeing our ESG goals, policies, and initiatives as well as related risks. This includes environmental, climate, social, human capital management, and other sustainability-focused topics. The Board receives reports on these matters at least annually.

The Corporate Governance Guidelines can be accessed on our website at: https://www.roberthalf.com/us/en/about/investor-center/corporate-governance.